Exhibit 99.1

Investors and Shareholders:

Walt Amaral

SiRF Technology, Inc

(408) 392-8437

wamaral@sirf.com

FOR IMMEDIATE RELEASE

SiRF Technology Holdings Inc. Announces Record Financial Results for

Second Quarter 2004

Q2’04 Revenue up 123 percent over Q2’03

SAN JOSE, Calif.— July 21, 2004/PRNewswire/ — SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled silicon and premium software location platforms, today reported record financial results for its second quarter ended June 30, 2004.

Net revenue in the second quarter of fiscal 2004 was $30.5 million, an increase of 123 percent from $13.7 million reported in the second quarter of 2003. Net revenue in the first six months of fiscal 2004 was $58.8 million, an increase of 135 percent from $25.0 million in the prior year period. Gross margin in the second quarter and first six months of fiscal 2004 was 55.7 percent and 56.5 percent, respectively, as compared to 54.4 percent and 53.5 percent in the corresponding prior year periods.

Net income for the second quarter of fiscal 2004 was $4.6 million or $0.09 per diluted share on 49.4 million weighted average shares outstanding. This compares with a net loss of $864,000 or a loss of $0.13 per diluted share on 6.7 million weighted average shares outstanding in the second quarter of fiscal 2003. Net income for the first six months of fiscal 2004 was $8.7 million, or $0.19 per diluted share on 45.5 million weighted average shares outstanding. This compares with a net loss of $2.3 million, or a loss of $0.35 per diluted share on 6.7 million weighted average shares outstanding in the first six months of fiscal 2003.

SiRF reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of the amortization of stock compensation expense and amortization of acquisition-related intangibles. Non-GAAP net income for the second quarter of 2004 was $7.4 million, or $0.15 per diluted share, as compared to non-GAAP net income of $396,000, or $0.01 per diluted share for the second quarter of 2003. Non-GAAP net income for the second quarter of 2004 excludes $1.6 million in stock compensation expense and $1.2 million in amortization of acquisition-related intangibles. Non-GAAP net income for the second quarter of 2003 excludes $102,000 in stock compensation expense and $1.2 million in amortization of acquisition-related intangibles. Weighted average shares outstanding used in computing diluted non-GAAP net income per share for the second quarter of fiscal 2004 were 49.4 million, compared with 36.9 million for the second quarter of 2003.

Non-GAAP net income for the first six months of fiscal 2004 was $14.6 million, or $0.32 per diluted share, as compared to non-GAAP net loss of $253,000, or a loss of $0.04 per diluted share, in the first six months of fiscal 2003. Non-GAAP net income for the first six months of fiscal 2004 excludes $3.6 million in stock compensation expense and $2.3 million in amortization of acquisition-related intangibles. Non-GAAP net loss for the first six months of fiscal 2003 excludes $313,000 in stock compensation expense and $1.8 million in amortization of acquisition-related intangibles. Weighted average shares outstanding used in computing diluted non-GAAP net income per share for the first six months of fiscal 2004 were 45.5 million, compared with 6.7 million weighted average shares outstanding used in computing diluted non-GAAP net loss per share for the first six months of fiscal 2003.

Total cash, cash equivalents and short-term investments were $97.5 million at June 30, 2004, compared with $17.5 million at December 31, 2003. SiRF raised $94.2 million in net proceeds to the company from its initial public offering of 8.65 million shares of common stock in April 2004.

“It has been a very strong quarter for SiRF, and we are pleased with the healthy growth of the overall GPS market and our company’s progress,” said Dr. Michael Canning, president and CEO. “We successfully completed our initial public offering in April, significantly strengthening our financial position. SiRFstarIII, our recently launched flagship product, has been well received by potential customers in the mobile phone and computer segments and is on target for volume production by the end of this year”.

Quarterly conference call details

SiRF will host a conference call on Wednesday, July 21, 2004, at 4:30 PM EDT/1:30 PM PDT to discuss second-quarter fiscal 2004 results. The conference call will be webcast live via the Internet in the investor relations section of the SiRF website at http:www.sirf.com. Interested parties should access the site, downloading any necessary audio software, at least fifteen minutes prior to the call. An archived webcast replay of the call will be available at the web site for twelve months.

To listen to the call, please dial (800)540-0559 approximately 10 minutes prior to the start time. The pass code is: SIRF. A taped replay will be available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial (888)562-3375.

About SiRF Technology Holdings, Inc.

SiRF Technology Holdings, Inc. develops and markets semiconductor and premium software products that are designed to enable location-awareness utilizing GPS and other location technologies in high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing, and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol SIRF. Additional information about SiRF and its Location Technology solutions can be found at www.sirf.com.

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the company’s condensed consolidated financial statements presented on a GAAP basis, SiRF uses non-GAAP additional measures of operating results, net income (loss) and net income (loss) per share adjusted to exclude certain expenses it believes appropriate to enhance an overall understanding of SiRF’s past financial performance and also its prospects for the future. These adjustments to SiRF’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and the company’s marketplace performance. The non-GAAP results are an indication of SiRF’s baseline performance before stock compensation expense and amortization of acquisition-related intangibles that are considered by management to be outside of the company’s business operational results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) or diluted net income (loss) per share prepared in accordance with generally accepted accounting principles in the United States.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our SSIII product and the growth of the GPS market, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and reported results should not be considered as an indication of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, the market for GPS-based location awareness capabilities, our ability to keep pace with rapid technological change, the semiconductor industry, international operations and our ability to compete, and other risks and uncertainties discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.

SiRF TECHNOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue:
Product revenue	$26,618	$13,647	$50,924	$24,887
License royalty revenue	3,832	91	7,884	136

Net revenue	30,450	13,738	58,808	25,023
Cost of revenue:
Cost of product revenue (a)	13,490	6,268	25,589	11,648

Cost of license royalty revenue	—	—	—	—

Total cost of revenue	13,490	6,268	25,589	11,648

Gross profit	16,960	7,470	33,219	13,375
Operating expenses:
Research and development	5,322	3,638	10,433	6,680
Sales and marketing	2,517	2,094	5,162	4,283
General and administrative	1,937	1,056	3,297	2,039
Amortization of acquisition-related intangibles	1,158	1,158	2,316	1,771
Stock compensation expense (b)	1,401	488	3,135	659

Total operating expenses	12,335	8,434	24,343	15,432

Operating income (loss)	4,625	(964)	8,876	(2,057)
Other income, net	208	43	235	65

Net income (loss) before income tax provision	4,833	(921)	9,111	(1,992)
Provision for (benefit from) income taxes	242	(57)	456	(123)

Net income (loss)	4,591	(864)	8,655	(1,869)
Deemed dividend to preferred stockholders	—	—	—	468

Net income (loss) applicable to common stockholders	$4,591	$(864)	$8,655	$(2,337)

Net income (loss) applicable to common stockholders per share:
Basic	$0.12	$(0.13)	$0.39	$(0.35)

Diluted	$0.09	$(0.13)	$0.19	$(0.35)

Weighted average number of shares used in per share calculations
Basic	36,764	6,735	22,166	6,708

Diluted	49,427	6,735	45,466	6,708

(a) Cost of product revenue includes:
Stock compensation expense	$225	$(386)	$450	$(346)

(b) Stock compensation expense (net of amounts included in cost of product revenue):
Research and development	609	202	1,382	98
Sales and marketing	423	136	895	239
General and administrative	369	150	858	322

	$1,401	$488	$3,135	$659

An itemized reconciliation between net income (loss) on a GAAP basis and non-GAAP basis is as follows:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
GAAP net income (loss) applicable to common stockholders	$4,591	$(864)	$8,655	$(2,337)
Amortization of acquisition-related intangibles	1,158	1,158	2,316	1,771
Stock compensation expense	1,626	102	3,585	313

Non-GAAP net income (loss) applicable to common stockholders	$7,375	$396	$14,556	$(253)

Weighted average number of shares used in non-GAAP diluted per share calculations	49,427	36,878	45,466	6,708
Non-GAAP diluted net income (loss) applicable to common stockholders per share	$0.15	$0.01	$0.32	$(0.04)

SiRF TECHNOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30, 2004 (Unaudited)	December 31, 2003(1)
ASSETS
Current assets:
Cash and cash equivalents	$92,142	$16,715
Marketable securities	5,347	827
Accounts receivable, net	10,394	8,467
Inventories	6,042	7,968
Prepaid expenses and other current assets	2,133	1,457

Total current assets	116,058	35,434
Long-term investments	29,559	3,248
Property and equipment, net	2,860	2,531
Goodwill	28,052	28,052
Identified intangible assets, net	16,657	18,973
Other long-term assets	1,025	390

Total assets	$194,211	$88,628

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,521	$5,602
Accounts payable to related parties	348	782
Accrued payroll and related benefits	2,312	1,410
Income taxes payable	37	244
Other accrued liabilities	1,529	1,850
Deferred margin on shipments to distributors	498	517
Advance contract billings	443	567
Current portion of long-term obligations	722	556

Total current liabilities	10,410	11,528
Long-term obligations	2,380	2,910

Total liabilities	12,790	14,438

Commitments and Contingencies
Convertible preferred stock	—	138,213
Stockholders’ Deficit:
Common stock	5	1
Additional paid-in-capital	269,329	36,013
Deferred stock-based compensation	(5,167)	(8,686)
Accumulated other comprehensive income	(28)	22
Accumulated deficit	(82,718)	(91,373)

Total stockholders’ deficit	181,421	(64,023)

Total liabilities and stockholders’ deficit	$194,211	$88,628

(1)	The condensed consolidated balance sheet information was derived from SiRF Technology Holdings, Inc. audited consolidated financial statements for the year ended December 31, 2003.